Exhibit 10.3

UNITED STATIONERS INC.

2004 LONG-TERM INCENTIVE PLAN

Performance Based Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), dated March 15, 2014, (the “Award Date”), is by and between [[FIRSTNAME]] [[LASTNAME]] (the “Participant”), and United Stationers Inc., a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2004 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant awards under the Plan, the Committee has determined that the Participant should receive an award of restricted stock units (“Units”) under the Plan, on the following terms and conditions:

1.	Grant. The Company hereby grants to the Participant a Restricted Stock Unit Award (the “Award”) consisting of [[SHARESGRANTED]] Units (the “Target Number of Units”), subject to possible increase to as many as two times the Target Number of Units (the “Maximum Number of Units”) noted above depending on the degree to which the Company has satisfied the performance-based objectives specified in Appendix A to this Agreement. Each Unit that vests represents the right to receive one share of the Company’s common stock as provided in Section 5 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.	No Rights as a Stockholder. The Units granted pursuant to this Award do not entitle the Participant to any rights of a stockholder of the Company’s Stock. The Participant’s rights with respect to the Units shall remain forfeitable at all times until satisfaction of the vesting conditions set forth in Section 3 of this Agreement.

3.	Vesting; Effect of Date of Termination. For purposes of this Agreement, “Vesting Date” means any date, including the Scheduled Vesting Dates (as defined below), on which Units subject to this Award vest as provided in this Section 3.

(a)	(Subject to paragraphs 3(b) through 3(f), a portion of the Participant’s Units will be eligible to vest on each of March 1, 2015, March 1, 2016 and March 1, 2017 (the “Scheduled Vesting Dates”). Units will vest on a Scheduled Vesting Date (i) if the Participant’s Date of Termination has not occurred before that Scheduled Vesting Date, and (ii) only to the extent the Units have been earned as provided in Section 4 during the applicable performance period from January 1, 2013 to the most recent December 31 prior to that Scheduled Vesting Date. The following table summarizes the dates, time periods and corresponding terminology relevant to this Award:

Performance Period	Applicable Determination Date	Applicable Scheduled Vesting Date
1/1/2014 – 12/31/2014	December 31, 2014	March 1, 2015
1/1/2015 – 12/31/2015	December 31, 2015	March 1, 2016
1/1/2016 – 12/31/2016	December 31, 2016	March 1, 2017

The period from March 15, 2014 through March 1, 2017 is referred to as the “Vesting Period.” If the Participant’s Date of Termination occurs for any reason during the Vesting Period, the Participant’s Units that have not yet vested will be forfeited on and after the Participant’s Date of Termination, except as provided in paragraphs 3(b) through 3(f).

(b)	If the Participant’s Date of Termination occurs during the Vesting Period by reason of the Participant’s death or Permanent and Total Disability (as defined in paragraph 3(g)), a portion of the then unvested Units subject to this Award will become vested as of the Participant’s Date of Termination. That portion shall be equal to a number of Units determined by multiplying the lesser of (i) one-third of the Target Number of Units or (ii) the Target Number of Units not yet vested immediately prior to the Participant’s Date of Termination, by a fraction, the numerator of which shall be the number of whole months elapsed from the most recent March 1 prior to the Date of Termination, and the denominator of which shall be twelve. Any remaining Units subject to this Award that do not vest as provided in this paragraph shall be forfeited.

(c)

If the Participant’s Date of Termination occurs during the Vesting Period by reason of the Participant’s Retirement (as defined in paragraph 3(j)), then the unvested Units at that time will continue to vest on the remaining Scheduled Vesting Dates to the extent that the Units have been earned as provided in Section 4 during the Performance Period corresponding to each such Scheduled Vesting Date, but only if the following conditions have been satisfied: (i) the Participant has provided the Company with written notice of his or her intent to retire at least 3 months prior to the

Participant’s Date of Termination (but such advance notice shall not be required if Retirement occurs as a result of Participant’s involuntary separation from service without Cause, Participant’s death or Disability, or Participant’s separation from service for Good Reason); and (ii) the Participant executes prior to such Date of Termination a release of claims and an agreement not to compete in such forms as the Company may prescribe. If these conditions are not satisfied prior to Participant’s Date of Termination, any unvested Units as of the Date of Termination shall be forfeited.

(d)	If a Change of Control occurs during the Vesting Period and prior to the Participant’s Date of Termination, then the greater of (i) 100% of the Target Number of Units not yet vested immediately prior to the Change of Control, or (ii) an amount determined by multiplying 100% of the Target Number of Units not yet vested immediately prior to the Change of Control by the Performance Factor (determined as provided in Appendix A) for the Performance Period associated with the most recent Scheduled Vesting Date (if any) prior to the date of the Change in Control, will become fully vested as of the date of such Change of Control. All Units that have vested as a result of the Change of Control shall be deemed Earned Units for purposes of applying the formula specified in Appendix A.

(f)	If the Participant’s Date of Termination occurs during the Vesting Period by reason of the involuntary termination of the Participant’s employment by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, and a Change of Control then occurs within two years following the Participant’s Date of Termination, a number of shares of Stock equal to the portion of the Target Number of Units forfeited on the Participant’s Date of Termination (subject to paragraph 5.2(f) of the Plan) shall be issued to the Participant on a fully vested basis promptly, but in no event later than two and one-half months after the end of the calendar year in which the Change of Control occurred.

(g)	For purposes of this Agreement, the term “Permanent and Total Disability” means the Participant’s inability, due to illness, accident, injury, physical or mental incapacity or other disability, effectively to carry out his duties and obligations as an employee of the Company or its Subsidiaries or to participate effectively and actively as an employee of the Company or its Subsidiaries for 90 consecutive days or shorter periods aggregating at least 180 days (whether or not consecutive) during any twelve-month period.

(h)	For purposes of this Agreement, “Good Reason” shall mean: (i) any material breach by the Company of this Agreement or of any employment agreement with the Participant without Participant’s written consent, (ii) any material reduction, without the Participant’s written consent, in the Participant’s duties, responsibilities or authority; provided, however, that for purposes of this clause (ii), neither (A) a change in the Participant’s supervisor or the number or identity of the Participant’s direct reports, nor (B) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company’s executive organizational chart nor (C) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company shall be deemed by itself to materially reduce Participant’s duties, responsibilities or authority, as long as, in the case of either (B) or (C), Participant continues to report to either the supervisor to whom he or she reported immediately prior to the Change of Control (if applicable) or a supervisor of equivalent responsibility and authority; or (iii) without Participant’s written consent: (A) a material reduction in the Participant’s base salary, or (B) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its location on the date of a Change in Control (if applicable). For purposes of this Agreement, a Change of Control, alone, does not constitute Good Reason. Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Participant gives the Company written notice within thirty (30) days after the initial occurrence of any of such events that the Participant believes that such event constitutes Good Reason, and the Company thereafter fails to cure any such event within sixty (60) days after receipt of such notice.

(i)	For purposes of this Agreement, a Date of Termination shall be deemed to have occurred only if on such date the Participant has also experienced a “separation from service” as defined in the regulations promulgated under Section 409A of the Internal Revenue Code, as amended (the “Code”).

(j)	For purposes of this Agreement, “Retirement” means the Participant’s separation from service (as defined in the regulations promulgated under Code Section 409A) occurring after the Participant has reached age 60 and has completed at least 10 years of Service with the Company and its Subsidiaries.

(k)	For purposes of this Agreement, a Change of Control shall be deemed to have occurred only if such event would also be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Company under Code Section 409A.

Except as otherwise specifically provided, the Company will not have any further obligations to the Participant under this Agreement if the Participant’s Units are forfeited as provided herein.

4.

Earned Units. The number of Units subject to this Award that the Participant will be deemed to have earned (“Earned Units”) and that are eligible for vesting as of each Scheduled Vesting Date during the Vesting Period will be determined by the extent to which the Company has satisfied the performance-based objectives for the Performance Period ending on the applicable Determination Date as set forth in Appendix A to this Agreement. The portion of the Units subject to this Award that will be deemed Earned Units as of each Scheduled Vesting Date during the Vesting Period will be determined according to the formula specified in Appendix A, but in no event will the cumulative number of Units that are deemed Earned Units as of any Scheduled Vesting Date during the Vesting Period exceed the Maximum Number of Units. Any Units that are not earned and do not vest as of either of the first two Scheduled Vesting Dates during the Performance Period solely because of the failure to fully satisfy an applicable performance-based objective shall remain eligible to be earned and to vest as of a subsequent Scheduled Vesting Date during the Vesting Period. Any Units that are not earned and do not vest as of the last Scheduled Vesting Date will be forfeited.

5.	Settlement of Units. After any Units vest pursuant to Section 3, the Company will promptly, but in no event later than two and one-half months after the Vesting Date, cause to be issued to the Participant, or to the Participant’s beneficiary or legal representative in the event of Participant’s death, one share of Stock in payment and settlement of each vested Unit. Such issuance shall be evidenced by a stock certificate or appropriate entry on the books of the Company or a duly authorized transfer agent of the Company, shall be subject to the tax withholding provisions of Section 6, and shall be in complete satisfaction of such vested Units. If the Units that vest include a fractional Unit, the Company will round the number of vested Units down to the nearest whole Unit prior to issuance of the shares as provided herein. Notwithstanding the foregoing, if any amount shall be payable with respect to this Award as a result of the Participant’s “separation from service” at such time as the Participant is a “specified employee” (as those terms are defined in regulations promulgated under Code Section 409A) and such amount is subject to the provisions of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh calendar month beginning after the Participant’s separation from service (or the date of Participant’s earlier death), or as soon as administratively practicable thereafter.

6.	Tax Matters. The Committee may require the Participant, or the alternate recipient identified in Section 5, to satisfy any potential federal, state, local or other tax withholding liability. Such liability must be satisfied at the time such Units are settled in shares of Stock. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied: (i) through a cash payment by the Participant, (ii) through the surrender of shares of Stock that the Participant already owns (provided, however, to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date), (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled in respect of the Award under this Agreement; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the minimum statutory withholding obligation of the Company or applicable Subsidiary (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), or (iv) any combination of clauses (i), (ii) and (iii); provided, however, that the Committee shall have sole discretion to disapprove of an election pursuant to any of clauses (ii)-(iv) and that the Committee may require that the method of satisfying such an obligation be in compliance with Section 16 of the Exchange Act (if the Participant is subject thereto) and any other applicable laws and the respective rules and regulations thereunder. Any fraction of a share of Stock which would be required to satisfy such an obligation will be disregarded and the remaining amount due will be paid in cash by the Participant.

7.	Compliance with Laws. Despite the provisions of Section 5 hereof, the Company is not required to issue or deliver any certificates for shares of Stock if at any time the Company determines that the listing, registration or qualification of such shares upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of the shares hereunder in compliance with all applicable laws and regulations, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

8.	Recovery of Payments. Notwithstanding any contrary provision of this Agreement, the Company may recover the Award granted or paid under this Agreement, to the extent required by the terms of any clawback or compensation recovery policy adopted by the Company.

9.	No Right to Employment. Nothing herein confers upon the Participant any right to continue in the employ of the Company or any Subsidiary.

10.	Nontransferability. Except as otherwise provided by the Committee or as provided in Section 5, and except with respect to shares of Stock issued in settlement of vested Units, the Participant’s interests and rights in and under this Agreement may not be assigned, transferred, exchanged, pledged or otherwise encumbered other than as designated by the Participant by will or by the laws of descent and distribution. Issuance of shares of Stock in settlement of Units will be made only to the Participant; or, if the Committee has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant’s personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient in accordance with Section 5 hereof. The Committee may require personal receipts or endorsements of a Participant’s personal representative, designated beneficiary or alternate recipient provided for herein, and the Committee shall extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election in accordance with Section 6 hereof. Any effort to otherwise assign or transfer any Units or any rights or interests therein or thereto under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights and interests of the Participant and his or her beneficiary in and under this Agreement.

11.	Administration and Interpretation. The Committee has the authority to control and manage the operation and administration of the Plan. Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on the Participant and all other persons.

12.	Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

13.	Sole Agreement. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to all of the terms and conditions of the Plan (as the same may be amended in accordance with its terms), a copy of which may be obtained by the Participant from the office of the Secretary of the Company. In addition, this Agreement and the Participant’s rights hereunder shall be subject to all interpretations, determinations, guidelines, rules and regulations adopted or made by the Committee from time to time pursuant to the Plan. This Agreement is the entire agreement between the parties to it with respect to the subject matter hereof, and supersedes any and all prior oral and written discussions, commitments, undertakings, representations or agreements (including, without limitation, any terms of any employment offers, discussions or agreements between the parties).

14.	Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein and under the Plan, their respective heirs, executors, administrators, legal representatives, successors and assigns.

15.	Amendment and Waiver. This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement between the Company and the Participant without the consent of any other person. No course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the Company has duly executed this Agreement as of the Award Date.

Very truly yours,

UNITED STATIONERS INC.

By:

Charles Crovitz

Chairman of the Board

Performance-Based Restricted Stock Unit Award Agreement

Earned Units and Performance-Based Objectives

Vesting Period: March 15, 2014 through March 1, 2017

The determination of the number of Units that will be earned and vested as of each Scheduled Vesting Date during the Vesting Period specified above as provided in Section 4 of the Agreement will be determined as follows:

1.	The Company’s Net Income (as defined below) for the Performance Period beginning on January 1, 2014 and ending on the applicable Determination Date will be calculated.

2.	Based on that actual Net Income, the Performance Factor for the relevant Performance Period will be determined from the following table by determining where the Company’s actual Net Income falls relative to the goals specified in the applicable column of the table below, and then selecting the corresponding Performance Factor. If the Company’s actual Net Income for any Performance Period is between two amounts shown in the applicable column of the table, the corresponding Performance Factor will be determined by linear interpolation between the two relevant Performance Factors shown in the table. If actual Net Income for the Performance Period is less than or equal to the Minimum amount specified, the Performance Factor is zero, and if it greater than the Maximum amount specified, the Performance Factor will be equal to the percentage specified for the Maximum amount.

Company’s Cumulative Net Income Goals and Corresponding Performance Factors During the Performance Periods Ending on the Determination Dates Indicated

	December 31, 2014		December 31, 2015		December 31, 2016
	NI Goal	Perf. Factor	NI Goal	Perf. Factor	NI Goal	Perf. Factor
Min	$125.6M	0%	$244.9M	0%	$358.0M	0%
Target	$135.0M	100%	$272.8M	100%	$413.3M	100%
Max	$141.8M	200%	$293.7M	200%	$456.3M	200%

3.	The number of Earned Units during any Performance Period that will vest as of the applicable Scheduled Vesting Date will be calculated using the following formula:

(Performance Factor x Cumulative Unit Percentage x Target Number of Units)—Number of Previously Earned Units where:

•	“Performance Factor” is the percentage determined as provided in item 2 above;

•	“Cumulative Unit Percentage” is the percentage in the following table that corresponds to the Determination Date marking the end of the relevant Performance Period:

Determination Dates	Cumulative Unit Percentage
December 31, 2014	33 1/3%
December 31, 2015	66 2/3%
December 31, 2016	100%

•	“Target Number of Units” is the number associated with that term in Section 1 of the Agreement; and

•	“Number of Previously Earned Units” is the number of Units subject to the Award that had previously been determined to be Earned Units and had vested prior to the applicable Scheduled Vesting Date.

4.

For purposes of this Appendix A, the Company’s “Net Income” for any Performance Period shall mean net income as reported on the Company’s 2014 through 2016 audited financial statements and re-calculated based on accounting standards promulgated by the Financial Accounting Standards Board or similar accounting standards body in place as of December 31, 2013, and will be adjusted to eliminate the effects of any and all of the following (net of any tax effects): (i) write-offs of previously capitalized costs from refinancing activities; (ii) the effects on financial results of any subsidiary charitable contributions to the United Stationers Charitable Foundation; (iii) the

impacts on financial results of any acquisition or disposition during the performance period if such acquisition or disposition had annual revenues for the most recently completed fiscal year in excess of $50 million, such impacts to be as projected in the final financial valuation of the transaction and its impacts presented to the Board prior to the Board’s approval of the transaction; (iv) the expense associated with impairment of goodwill and other intangible assets, if any; (vi) the interest expense and any accrued interest associated with the cost of repurchases of Company stock or issuance of dividends; (vi) the effects of any termination of any interest rate swap agreement; (vii) changes in the carrying value within the Company’s Other Comprehensive Income of the assets and liabilities associated with pension plans and interest rate swap agreements; and (viii) the effects of the termination, immunization, or change in accounting principles of the Company’s pension plans, if any.

5.	As an example, to compute the number of Earned Units that will vest as of the first, second and third Scheduled Vesting Dates, assume the following facts: (i) the Target Number of Units was 15,000; (ii) the Company’s actual Net Income for the Performance Period ending on the first Determination Date was half-way between the Minimum Amount and the Target Amount, resulting in a Performance Factor of 50%; (iii) the Company’s actual Net Income for the Performance Period ending on the second Determination Date was half-way between the Target Amount and the Maximum Amount, resulting in a Performance Factor of 150%; and (iv) the Company’s actual Net Income for the Performance Period ending on the third Determination Date was 60% of the way between the Target Amount and the Maximum Amount, resulting in a Performance Factor of 160%. Under these facts, the number of additional Earned Units that would vest as of each Scheduled Vesting Date would be:

First Scheduled Vesting Date:	(50% x 33 1/3% x 15,000) – 0 = 2,500 Units

Second Scheduled Vesting Date:	(150% x 66 2/3% x 15,000) – 2,500 = 12,500 Units

Third Scheduled Vesting Date:	(160% x 100% x 15,000) – 15,000 = 9,000 Units